Exhibit 10.2
Fiscal 2026 Form of Award

BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN
EMPLOYEE STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD

SUMMARY
Participant:	[_______________]
Award Date:	[_______________]
First Exercise Date:	May 1, [____]
Expiration Date:	April 30, [____]
Number of Shares:	[_________]
Class of Shares:	Brown-Forman Corporation Class B Common Stock
Grant Price:	$[ ]

THIS STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD (the “Award”), effective as of the Award Date shown above, represents the grant of a stock appreciation right under the Brown-Forman 2022 Omnibus Compensation Plan (the “Plan”) by Brown-Forman Corporation, a Delaware corporation (the “Company”), to the Participant named above, who is an employee of the Company or an Affiliate. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
1.    Grant of Stock Appreciation Right. The Company hereby grants to the Participant a Stock-Settled Stock Appreciation Right (the “SSAR”), subject to the terms and conditions of the Plan and those set forth in this Award.
2.    Value of the SSAR. The SSAR shall entitle the Participant, upon exercise of the SSAR (in whole or in part), to receive from the Company an amount payable in the form of the Company’s Class B Common Stock, $0.15 par value per share (the “Shares”) determined by multiplying: (i) the appreciated value of one Share, calculated as the Fair Market Value of one Share on the date of exercise minus the Grant Price as shown above; by (ii) the number of Shares with respect to which the SSAR is exercised.
For purposes of this Award, “Common Stock” means a share of the class of common stock of the Company identified in the table above.
3.    Term. Subject to Section 5 below, the term of this Award is for a period of ten years from the first day of the fiscal year of grant. To exercise the SSAR, the Participant must remain continuously employed by the Company or an Affiliate (the “Employer”) for at least three years from the first day of the fiscal year of grant, except as provided in Section 5 below. Assuming such continuous employment, the SSAR will become exercisable on the First Exercise Date as set forth in the table above, and it must be exercised before the close of business on the Expiration Date as set forth in the table above. Unless otherwise provided herein, the Participant shall exercise the SSAR by giving written notice of such exercise to the Company. The date upon which such written notice is received by the Company shall be the exercise date for the SSAR. Subject to applicable securities laws, if on the last day of the term of this SSAR (or, if earlier, the last date on which this SSAR may be exercised pursuant to Section 5 below) the Fair Market Value of one Share exceeds the Grant Price shown above, the Participant has not exercised the SSAR and the SSAR has not otherwise expired, the SSAR shall be deemed to have been exercised by the Participant on such day and the appropriate number of Shares shall be issued to the

Participant in accordance with Sections 2 and 4 hereof, or at such later time as would not violate any applicable securities laws.
4.    Form of Payment. The Company shall satisfy its obligation upon the Participant’s exercise of the SSAR (in whole or in part) in Shares based upon the Fair Market Value of the Company’s Shares on the date of exercise, as determined by the Plan Administrator in accordance with Section 2.20 of the Plan. Notwithstanding the foregoing, no fractional Share shall be distributed in settlement of the SSAR, and any portion of the SSAR which would be settled in a fractional Share shall be rounded down to the nearest whole number of shares, and no amount shall be payable in respect of such fractional entitlement; provided, however, the Compensation Committee may in its sole discretion treat such factional shares in any manner it determines will prevent any adverse financial accounting treatment or adverse federal income tax treatment pursuant to Section 409A of the Code.
5.    Termination of Employment. In the event the Participant does not remain continuously employed by the Employer during the term of the SSAR, the following rules will apply:
5.1    Retirement. For purposes of this section, “Retirement” means termination of employment on or after reaching age 55 with at least five full years of service, or on or after reaching age 65 with any service. If the Participant terminates employment by reason of Retirement, this SSAR will continue in force until the earlier of (a) the Expiration Date; or (b) the end of seven years following the date of Retirement; provided however, that if the Participant terminates employment by reason of Retirement during the fiscal year in which the Award Date occurs, the number of Shares subject to this SSAR shall be prorated based upon the number of whole months worked during the current fiscal year prior to Retirement (out of a 12 month year), with the remaining portion being immediately canceled and forfeited. Retirement does not affect the First Exercise Date of this SSAR.
5.2    Death/Disability. If the Participant terminates employment due to death or Disability (as determined by the Plan Administrator in its sole discretion in accordance with Section 2.16 of the Plan), the SSAR will become immediately exercisable (if not already exercisable) and must be exercised by the earlier of (a) the Expiration Date or (b) the end of five years following the date of termination of employment due to death or Disability. If the Participant terminates employment due to death or Disability during fiscal year in which the Award Date occurs, the number of Shares with respect to which this SSAR shall become exercisable pursuant to the first sentence of this Section 5.2 shall be prorated based upon the number of whole months worked during the current fiscal year prior to termination of employment due to death or Disability (out of a 12 month year), with the remaining portion being immediately canceled and forfeited. An exercisable SSAR shall be exercised by the person(s) named as the Participant’s beneficiary(ies), or, if the Participant has not named one or more beneficiaries, by whoever has acquired the Participant’s rights by will or by the laws of descent and distribution.
5.3    Voluntary Termination. A SSAR granted to a Participant who terminates employment voluntarily prior to the First Exercise Date shall expire immediately as of the date and time of such termination and may not be exercised. A SSAR granted to a Participant who terminates employment voluntarily on or after the First Exercise Date shall continue in force until the earlier of (a) the Expiration Date or (b) the end of 30 days following the date of termination (provided, however, where necessary, the 30-day period may be delayed or bifurcated because of required trading black-out periods).
5.4     Involuntary Termination for Cause, Involuntary Termination for Poor Performance. A SSAR granted to a Participant who is involuntary terminated for Cause (as such term is defined in the Plan), or involuntary terminated for poor performance (as determined by the Plan Administrator in its sole discretion) shall expire immediately as of the date and time that the Participant is notified of the termination and may not be exercised.
5.5    Involuntary Termination without Cause. A SSAR granted to a Participant whose employment is involuntarily terminated by the Employer without Cause will continue in force until the later of (a) twelve months following the date of termination; or (b) twelve months following the First Exercise Date, but no later than the Expiration Date; provided however, that if the Participant’s employment is involuntarily terminated without Cause during the fiscal year in which the Award Date occurs, the number of Shares subject to this SSAR shall be prorated based upon the number of whole months worked during the current fiscal year prior to termination (out of a 12 month year), with the remaining portion being immediately canceled and forfeited. Involuntary termination without Cause does not affect the First Exercise Date of this SSAR.
6.    Change in Control or Potential Change in Control. In the event of a Change in Control, the First Exercise Date and the Participant’s rights with respect to the SSAR shall be governed by the terms of Article 10 of the Plan.
7.    Covenants.
7.1    Confidential Information. The Participant represents, warrants, and agrees that the Participant will not, in the course of the Participant’s employment with the Company, improperly use or disclose any Confidential Information or other proprietary information of any former employer or other person or entity for whom the Participant performed services of any kind.
The Company’s employment of the Participant has and will result in the Participant’s exposure and access to confidential and proprietary information of the Company and its Affiliates and, in certain situations, certain third parties who have provided or in the future provide information to the Company or any of its Affiliates subject to confidentiality and non-use restrictions. The term “Confidential Information” will mean all such confidential and proprietary information, in whatever form or medium, including actual and prospective client lists and pricing information; leases; actual and prospective vendor lists, pricing information and vendor contracts or arrangements; business plans, programs and tactics; trade secrets; inventions; research and development information and personnel information; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by the Participant in violation of this Award. All Confidential Information is of irreplaceable value to the Company and such third parties. Except as required to perform the Participant’s responsibilities for the Company, to comply with law or regulation or as authorized in writing in advance by the Company, the Participant will not, at any time, use, disclose or take any action which may result in the use or disclosure of any Confidential Information. Notwithstanding the foregoing, the Participant may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its Affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information; provided, further, that in the event that the Participant is ordered by any such court or other governmental agency, administrative body, or legislative body to disclose any Confidential Information, the Participant shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. Immediately upon the Company’s request or on the termination date of the Participant’s employment, whichever comes first, the Participant will return to the Company all Confidential Information and any other property of the Company or any third parties which is in the Participant’s possession or control by virtue of the Participant’s employment by the Company. Property to be returned to the Company will include all documents and things in the Participant’s possession or control, whether in tangible or electronic format and whether such documents or things contain any Confidential Information, all computer programs, files, storage devices, all written or printed files, manuals, contracts, memoranda, forms, notes, records, charts and any and all copies of, or extracts from, any of the foregoing. The Participant may retain materials pertaining to his performance and compensation as an employee of the Company to the extent required by applicable law.
7.2    Intellectual Property and Developments. The Participant has not and will not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, service mark, trade dress, trade design, logo, copyright, intellectual property, methodology, technology, procedure, concept, idea or other similar right or asset (collectively, “Intellectual Property”) belonging to the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. The Participant has not and will not have or claim any right, title or interest in any material or matter of any kind prepared for, or used in connection with, the business or promotion of the Company or any of its Affiliates or of any third party contracting with the Company, whether produced, prepared or published in whole or in part by the Participant, the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. All Intellectual Property that is conceived, devised, made, developed, reduced to practice or perfected by the Participant, alone or with others, during the Participant’s employment that is related in any way to the current or future business or products of the Company or any of its Affiliates or is devised, made, developed, reduced to practice or perfected utilizing equipment or facilities of the Company or any of its Affiliates will be promptly disclosed to the Company, will be deemed “works for hire” and will immediately upon creation become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Participant hereby assigns to the Company all of the Participant’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, the Participant will cooperate fully with the Company to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States or foreign countries, including the execution and delivery of assignments, patent applications and other documents or papers. This Section 7.4 will not apply to any Intellectual Property for which no Confidential Information or equipment, supplies or facilities of the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates were used and which was developed entirely on the Participant’s own time, unless the Intellectual Property (a) relates to the business or products of the Company or any of its Affiliates or any actual or demonstrably anticipated research or development activity of the Company or any of its Affiliates or (b) results from any work performed by the Participant for the Company or any of its Affiliates.
7.3    Remedies. The Participant acknowledges that the covenants contained in this Section 7 are necessary to protect the Company’s legitimate business interests. Without limiting the rights of the Company to pursue and obtain any other legal or equitable remedies available to it for any breach by the Participant of the covenants contained in this Section 7, the Participant further acknowledges that a breach of such covenants would cause a loss to the Company that could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of such covenants and that, accordingly, the Company will be entitled to injunctive relief, without the requirement for the payment of a bond, to prevent any breach or continuing breaches of the Participant’s covenants as set forth in this Section 7. Moreover, in the event the Participant breaches any of the Participant’s obligations in this Section 7, the Participant shall immediately and automatically forfeit all SSARs granted hereunder (whether vested or unvested) and shall promptly repay to the Company any amounts received by the Participant pursuant to this Award.
Any provision, or any part of any provision, of this Section 7 found by a court (or an arbitrator or other adjudicator, if applicable) to be unreasonably broad or otherwise unenforceable in any respect (including with respect to geographic area, duration, or scope) shall be modified to render it enforceable to the maximum extent permitted by law and enforced as modified.
7.4    Executive Officers. In addition to the covenants contained in this Section 7, Participants that are Executive Officers (as defined in the Plan) on or following the Grant Date shall be subject to the additional covenants contained on Appendix A. For avoidance of doubt, the Participant described in this Section 7.4 acknowledges that the remedies set forth in Section 7.3 shall apply to the additional covenants contained on Appendix A.
8.    Severance Recipients and Release of Claims. Notwithstanding the provisions in the Plan or this Award to the contrary, any Participant who is entitled to the extended time for exercise of this SSAR pursuant to Section 5.1 or Section 5.3 and who is also eligible to receive a cash severance payment from the Employer shall, as a condition of being afforded the extended exercise period and of receiving such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or termination from employment that such Participant may have against the Employer and its employees, agents and affiliates. The Participant’s failure to execute such a general release or to allow an executed release to become irrevocable in accordance with its terms shall render this Award null and void, and the SSAR shall expire immediately and may not be exercised.
9.    Rights as a Stockholder. The Participant has no rights as a stockholder (including, but not limited to, the right to receive dividends or dividend equivalents, or to vote on stockholder issues) with respect to Shares potentially available upon exercise of the SSAR. Applicable stockholder rights accrue only to holders of Shares issued and delivered pursuant to exercise of the SSAR.
10.    Restrictions on Transfer. The SSAR may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, the SSAR shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s duly appointed legal representative.
11.    Recapitalization. If there is any change in the Company’s equity capitalization through the declaration of Share dividends or extraordinary cash dividends, or through a recapitalization resulting in Share splits, or through merger, consolidation, exchange of Shares, or similar corporate transaction, the Plan Administrator shall adjust the number and class of Shares subject to the SSAR, as well as the Grant Price, or take other action pursuant to Section 4.4 of the Plan to prevent dilution or enlargement of the Participant’s rights.
12.    Beneficiary Designation. The Participant, if employed in the United States, may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, mailed to Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210, addressed to the attention of the Compensation Department.

Absent a Participant’s proper and timely designation of a beneficiary under this Section 12, any benefit payable under this Award upon the Participant’s death shall be paid to the Participant’s surviving spouse, or, if none, to the Participant’s estate.
13.    Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Employer, nor shall this Award interfere in any way with the Employer’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Employer and any of its subsidiaries, or between any divisions or subsidiaries of the Employer shall not be deemed a termination of employment.
14.    Tax Consequences. By accepting the SSAR, the Participant acknowledges that (i) he or she understands that upon either the grant or the exercise of the SSAR, he or she may recognize adverse tax consequences, and (ii) he or she understands that the Company may deduct or withhold a number of Shares, or require the Participant to remit cash to the Company, sufficient to satisfy minimum Federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise of the Participant’s rights under this Award. In the case of the Share withholding described in the preceding sentence, the Company may instead choose to withhold an amount of Shares greater than the minimum, up to the amount required to satisfy the Participant’s maximum individual tax rate, provided updated accounting standards are in effect that would provide the same treatment for the increased withholding as provided for minimum withholding. The Participant is encouraged to consult with a qualified tax advisor concerning the SSAR.
15.    Data Privacy.    As a condition of the grant of the SSAR, the Participant consents to the collection, use, and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of his or her participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Participant authorizes them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan, in electronic or other form, for the purposes of implementing, administering, and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares acquired under the Plan. The Participant understands that he or she may, at any time, view such Data or require any necessary amendments to the Data.
16.    Miscellaneous.
16.1    This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of the SSAR as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. The Plan Administrator in conjunction with the Company’s compliance officer may designate periods during which the SSAR may not be exercised by Participants.

The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the SSAR, all of which shall be binding upon the Participant.
16.2    Subject to the provisions of the Plan, the Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.
16.3    The Participant agrees to take all steps necessary to comply with all applicable Federal and state securities law in exercising his or her rights under this Award.
16.4    This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
16.5    The Company’s obligations under the Plan and this Award, with respect to the SSAR, shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
16.6    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Award, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Brown-Forman Corporation
Attn: ____________________________________________________________
850 Dixie Highway
Louisville, Kentucky 40210

If to the Participant:
To the most recent address of Participant set forth in the personnel records of the Company; which, in accordance with the above, the Participant shall inform the Company upon any change in the Participant’s address.
16.7.     To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.
16.8    This Award is subject to the terms of the Plan, as may be amended from time to time. In the event of a conflict between this document and the Plan, the Plan document as well as any determinations made by the Plan Administrator as authorized by the Plan document, shall govern.
16.9    In addition, the Participant agrees that the SSAR shall be administered and settled as required for the SSAR to be deemed not to be deferred compensation subject to the provisions of Section 409A of the Code or the Treasury Regulations promulgated thereunder. Although the Company intends to take such actions so as to allow the Award to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.
16.10    THIS AWARD IS SUBJECT TO THE BROWN-FORMAN CORPORATION INCENTIVE COMPENSATION RECOUPMENT POLICY (AS APPLICABLE), OR SUCH OTHER APPLICABLE COMPENSATION RECOVERY POLICY AS MAY BE PUT INTO EFFECT FROM TIME TO TIME BY THE PLAN ADMINISTRATOR OR THE BOARD. BY ACCEPTING THIS GRANT, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH A COPY OF ANY SUCH POLICY, OR ACKNOWLEDGES THAT SUCH POLICY HAS OTHERWISE BEEN MADE AVAILABLE TO HIM OR HER, AND UNDERSTANDS THE TERMS AND CONDITIONS THEREOF.
16.11     Non-U.S. Participants. In addition to the provisions set forth in this Award, Participants that reside outside of the United States shall be subject to the terms and conditions set forth on Appendix B and the terms and conditions applicable to the country in which such Participant is a citizen or resident of as of the Grant Date. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, or transfers to a different country after the Grant Date, the Company will determine to what extent the terms and conditions set forth in Appendix B will apply to the Participant.

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This Award is subject to the terms and conditions hereof.
BROWN-FORMAN CORPORATION
By:

Title:

APPENDIX A
BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN

APPENDIX TO THE
STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

EXECUTIVE OFFICERS

This Appendix A, which is part of the Award, includes additional terms and conditions that govern the Award and shall apply to the Participant if the Participant is an Executive Officer (as defined in the Plan). Capitalized terms used but not defined in this Appendix A shall have the meanings as given in the Award or the Plan. All Section references herein are to the Award unless otherwise specified as a reference to the Plan document.

Executive Officers. In addition to the covenants contained in Section 7 of the Award, Participants that are Executive Officers on or following the Grant Date shall be subject to the additional covenants contained in this Appendix A, which shall be added to Section 7. For avoidance of doubt, the Participant covered under Section 7.4 of the Award and this Appendix A acknowledges that the remedies set forth in Section 7.3 of the Award shall apply to the additional covenants contained in this Appendix A.
7.5     Noncompetition. From the Award Date until the one-year anniversary of the Participant’s voluntary resignation as an employee of the Company (the “Restricted Period”), the Participant shall not engage, directly or indirectly, anywhere in the United States (the “Restricted Area”), whether as an executive officer, board member, agent, consultant, independent contractor, 1% or greater owner or partner in, shareholder of more than 5% of the outstanding shares, representative or employee in a business competitive with the Company or its Affiliates.
7.6    Nonsolicitation. During the Restricted Period, the Participant shall not directly or indirectly solicit any Customer or Prospective Customer (each as defined below) of the Company or any of its Affiliates for the purpose of engaging in a business competitive with the Company or its Affiliates; nor shall the Participant directly or indirectly induce, solicit, or attempt to persuade any employee of the Company or any of its Affiliates to terminate employment with the Company or such Affiliate in order to enter into any employment relationship with, or perform services in any capacity for, any other business entity, whether or not such entity is engaged in a business competitive with the Company.
A “Customer” means any customer of the Company or any of its Affiliates with respect to whom, at any time during the two years before the termination of the Participant’s employment with the Company, the Participant performed services on behalf of the Company or such Affiliate or had substantial contact or acquired or had access to Confidential Information or other substantial information relating to such customer as a result of such employment, including any actual or prospective tenant or vendor.
A “Prospective Customer” means any entity other than a Customer with respect to whom, at any time during the one year period before the termination of the Participant’s employment with the Company the Participant submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its Affiliates, had substantial contact with or acquired or had access to

Confidential Information or other substantial information relating to such Prospective Customer as a result of such employment, including any actual or prospective tenant or vendor.
A business will be considered “competitive with the Company” if such business is engaged in alcoholic beverage manufacturing, production, distribution, or similar activities.

APPENDIX B

BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN

APPENDIX TO THE
STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS